EXHIBIT 99.1

Investor Relations:

Erica Abrams or Annie Palmore

the blueshirt group

(415) 217-7722

erica@blueshirtgroup.com

annie@blueshirtgroup.com

Oplink Communications’ President and Chief Executive Officer Repays Stock Loans

San Jose, Calif., June 16, 2003—Oplink Communications, Inc. (Nasdaq: OPLK) today announced that Joseph Y. Liu, the Company’s President and Chief Executive Officer, made full payment of the outstanding balances of principal and accrued interest on his obligations under promissory notes issued in connection with his purchase of the Company’s common stock in April and November 2001. Company officials stated that although continuance of pre-existing extensions of credit are expressly permitted by the Sarbanes-Oxley Act of 2002, both the Board of Directors and Mr. Liu concluded that it was in the best interest of the Company and its stockholders that Mr. Liu act to address the intent of the Sarbanes-Oxley Act by eliminating this type of personal loan.

On June 13, 2003, the Company purchased 6,170,325 shares of its common stock from Mr. Liu for a purchase price of $1.84 per share, which the Board of Directors determined to be the fair market value based on the three-day trailing average of the closing price of the Company’s common stock on the Nasdaq National Market System. The closing price of the Company’s common stock on the date of purchase was $1.85 per share. The proceeds received by Mr. Liu for the shares were applied against amounts owed by him to the Company. The shares will be returned to the Company’s treasury.

The Company will also eliminate approximately $10.1 million in notes receivable and approximately $1.3 million in related interest receivable from its balance sheet.

About Oplink

Oplink designs, manufactures and markets fiber optic components and modules that expand optical bandwidth, amplify optical signals, monitor and protect wavelength performance and redirect light signals within an optical network. Oplink also provides Optical Manufacturing Services (OMS) to its worldwide customer base, manufacturing highly integrated optical subsystems and turn-key solutions that increase the performance of optical networks and enable service providers and optical system manufacturers to provide flexible and scalable bandwidth to support the increase of data traffic on the Internet and other public and private networks. The Company markets its products worldwide to telecommunications equipment providers.

Oplink was incorporated in 1995 and is headquartered in San Jose, California. The Company’s primary manufacturing facility is in Zhuhai, China.

To learn more about Oplink, visit its web site at: http://www.oplink.com/.

This news release contains forward-looking statements. These statements, which are other than statements of historical fact, include, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “projects,” “will,” “may,” “might” and words of a similar nature. Such statements involve risks and uncertainties which may cause Oplink’s actual results to differ substantially from expectations. These risks include, but are not limited to, possible delay in customer shipments in the event that an outbreak of severe acute respiratory syndrome (SARS) causes a temporary closure of Oplink’s manufacturing facilities located in China, the impact of personnel changes on

Oplink’s employees and customers, the widespread downturns in the overall economy in the United States and other parts of the world and the telecommunications industry, possible continued reductions in customer orders, the challenge to effectively manage Oplink’s inventory levels and operating expenses during periods of weakening demand, the impact of reductions in work force and other restructuring activities on financial results and productivity and expected product manufacturing and other plans, Oplink’s reliance upon third parties to supply its raw materials and equipment, intense competition in its target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, the possibility of delisting of Oplink’s common stock from the Nasdaq National Market, risks associated with the protection of Oplink’s, and possible infringement of others’, intellectual property, and other risks detailed from time to time in Oplink’s SEC filings, including its annual report filed on Form 10-K for the fiscal year ended June 30, 2002, and Form 10-Q for the quarter ended March 31, 2003.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.